BLUEGREEN CORPORATION
BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) dated as of November 11, 2011, between Bluegreen Corporation (the “Company”) and John M. Maloney, Jr. (the “Participant”), sets forth the terms and conditions of a bonus opportunity awarded to the Participant by the Company.

1.                  Bonus.

(a)                The Company has approved a bonus for the Participant in an aggregate amount equal to Five Hundred Forty-Three Thousand Three Hundred and Seventy-Five Dollars ($543,375) (the “Bonus”). The Bonus shall be paid to the Participant in equal installments on December 31, 2011 and December 31, 2012, subject to earlier payment in the event of the Participant’s Separation from Service on account of his or her death or Disability as set forth below, and subject to the terms and conditions set forth in this Agreement.

(b)               The Participant shall not have a right to receive any unpaid portion of Bonus to the extent he or she has experienced a Separation from Service with the Company other than by reason of death or Disability before December 31, 2012. Notwithstanding the foregoing, if the Participant experiences a Separation from Service on account of his or her death or Disability, any unpaid portion of the Bonus will be payable upon such event.

(c)                For purposes of Section 1 of this Agreement:

(i) “Separation from Service” shall have the meaning set forth under the default rules set forth in Chapter 29 United States Code of Federal Regulations § 1.409A-1(h)).

(ii) “Disability” shall mean that the Participant is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Participant participates, or, if there is no such plan, the Participant’s inability, due to physical or mental health, to perform the essential functions of the Participant’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

2.                Relinquishment of Restricted Stock. In exchange for the opportunity to receive the Bonus, subject to the terms and conditions of this Agreement, the Participant hereby relinquishes all of his or her rights to the outstanding restricted stock awards currently held by the Participant that are identified on Schedule A of this Agreement (the “Relinquished Equity Awards”). In consideration for the opportunity to receive the Bonus, the sufficiency of which the Participant acknowledges, the Participant, with the intention of binding the Participant and his or her heirs, executors and administrators and any person or entity claiming by or through him, does hereby release, remise, acquit and forever discharge the Company and its Affiliates and their respective directors, officers, successors, predecessors and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Participant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, relating to the relinquishment of the Relinquished Equity Awards.

3.                  Miscellaneous.

(a)                Source of Payments. The general funds of the Company shall be the sole source of distributions under this Agreement, and no person shall have any obligation to establish any separate fund or trust or other segregation of assets to provide for distributions under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Participant or any other person. To the extent the Participant acquires rights to receive any payment or distribution under this Agreement from the Company, such rights shall be no greater than those of an unsecured creditor.

(b)               Taxes and Withholding. The Company is hereby authorized to withhold from any payments hereunder all applicable federal, state and local withholding tax obligations.

(c)                No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company, nor shall this Agreement interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

(d)               No Other Agreements. This Agreement sets forth the complete terms of the Bonus and supersedes any and all other written or oral agreements with respect thereto.

(e)                Governing Law. This Agreement and the legal relations between the parties shall be construed in accordance with and governed by the internal laws of the State of Florida.

[signature page follows]

2

IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Bonus Agreement as of the date hereof.

BLUEGREEN CORPORATION
By: /s/ Anthony M. Puleo
Name: Anthony M. Puleo Title: SVP, CFO & Treasurer; President, Bluegreen Treasury Services

PARTICIPANT
/s/ John M. Maloney, Jr.
Name: John M. Maloney, Jr.

[Signature Page to Bonus Agreement]

Schedule A

Relinquished Equity Awards

Date of Grant	Equity Plan Pursuant to Which the Award was Granted	Number of Restricted Shares Granted	Number of Restricted Shares Currently Held
7/18/2007	2005	37,848	37,878
2/13/2008	2005	77,336	77,336
5/21/2008	2008	275,000	275,000